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                                                                     EXHIBIT 4.7
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                             THIRD AMENDMENT TO THE
                            SOUTHWEST BANK OF TEXAS
                              401(K) SAVINGS PLAN
                (AS AMENDED AND RESTATED AS OF JANUARY 1, 1994)


                              W I T N E S S E T H:

     WHEREAS, Southwest Bank of Texas, N.A., a corporation organized under the laws of the State of Texas ("Southwest Bank"), maintains the "Southwest Bank of Texas 401(k) Savings Plan, as Amended and Restated as of January 1, 1994: (the "Plan"), for the benefit of its eligible employees and their beneficiaries; and

     WHEREAS, the Plan provides in Section 12.02 thereof that Southwest Bank has the right at any time and from time to time to amend the Plan; and

     WHEREAS, Southwest Bank now desires to amend the Plan by the adoption of this Third Amendment thereto:

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Effective as of January 1, 1996, Section 3.01 of the Plan is amended to add the following provisions to the end of subsection 3.01(b).

     For purposes of clarity, and not limitation, with respect to the above provisions of this paragraph, the Employer Matching Contribution shall be based on the Participant's eligible contributions for the Plan Year as a percentage of the Participant's Compensation for the Plan Year. As of the end of the Plan Year, the Employer shall determine the Matching Contribution, if any, that should be made on behalf of each Participant based on the matching contribution percentage that was designated by the Employer for that Plan Year and the Participant's eligible contributions as a percentage of his Compensation for the Plan Year. To the extent that any Participant's Account was not credited with the full Employer Matching Contribution to which it was entitled as the result of the Employer's method of contributing such Contributions to the Plan during the Plan Year, or for any other reason, then as for the end of the Plan Year, the Employer shall contribute whatever Employer Matching Contribution amount is required so that each Participant's
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     Account is allocated and credited with the full amount of Employer Matching
     Contributions to which it is entitled for that Plan Year.

     2. Effective as of January 1, 1997, Section 2.01 of the Plan is hereby amended by the addition of the following provisions to the end of that
     Section:

     Notwithstanding any provision of the Plan to the contrary, effective as of January 1, 1997, any Contract Security Consultants, Contract Security Guards and Contract Statement Processors shall not be eligible to participate in the Plan.

     3. The Plan, as amended by this Third Amendment thereto, is hereby ratified any confirmed in all respects.

     The undersigned, being duly authorized on behalf of Southwest Bank, has executed this Third Amendment to the Plan on this 17th day of December, 1996.


ATTEST:                                 SOUTHWEST BANK OF TEXAS N.A.


   R. John McWhorter                    By:  David C. Farries
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Name:  R. John McWhorter                Name:   David C. Farries
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Title: Vice President                   Title:  Secretary
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